Exhibit 99.1

Allena Pharmaceuticals Appoints Mark J. Fitzpatrick to its Board of Directors

NEWTON, Mass., April 7, 2021 — Allena Pharmaceuticals, Inc. (NASDAQ: ALNA), a late-stage biopharmaceutical company dedicated to developing and commercializing first-in-class, oral enzyme therapeutics to treat patients with rare and severe metabolic and kidney disorders, today announced the appointment of Mark J. Fitzpatrick to its board of directors.

“Mark is an experienced industry executive, who has led financial strategy at biopharmaceutical companies across all stages of development,” said Louis Brenner, M.D., President and Chief Executive Officer of Allena Pharmaceuticals. “His extensive experience working with late-stage, rare disease companies will be particularly valuable as we continue to advance our ongoing Phase 3 URIROX-2 clinical trial and begin preparing for the potential launch of reloxaliase as a first-in-class treatment for enteric hyperoxaluria.”

Mr. Fitzpatrick brings over 30 years of operational and financial management experience to Allena. Most recently, he spent six years at Chiasma, Inc. where he served initially as Chief Financial Officer and subsequently President and Chief Executive Officer, and played an integral role in securing U.S. Food and Drug Administration (FDA) approval of MYCAPSSA® for the treatment of acromegaly. Prior to Chiasma, he served as Chief Financial Officer for several biopharmaceutical companies. In these roles, Mr. Fitzpatrick raised over $1.5 billion in both public and private equity and debt financings, and helped negotiate strategic collaborations with both large pharmaceutical companies and commercial contract manufacturers. Mr. Fitzpatrick began his career at Arthur Andersen LLP and holds a B.S. in Accounting from Boston College.

“I am delighted to join Allena’s board of directors,” said Mr. Fitzpatrick. “Based on the data generated to date and its unique mechanism of action, I believe reloxaliase has the potential to revolutionize the treatment of enteric hyperoxaluria, providing patients with the first therapeutic option specifically developed for their disease. I am eager to lend my expertise to help advance this program, while also supporting Allena in the development of its broader pipeline, including ALLN-346 for the treatment of patients with hyperuricemia and chronic kidney disease.”

In conjunction with Mr. Fitzpatrick’s appointment, Allena announced that board members James Topper, M.D., Ph.D., managing general partner at Frazier Healthcare and a founding member of the company’s board of directors since 2011, and Andrew A. F. Hack, M.D., Ph.D., a member of the company’s board of directors since 2018, will not stand for re-election at the Company’s annual meeting in June.

“On behalf of the entire Allena team, I want to thank Jamie and Andrew for their service,” said Alexey Margolin, Ph.D., Chairman of the Board of Allena Pharmaceuticals. “Jamie has been a supportive, committed member of Allena’s board since the inception of the company and we are grateful for his many years of dedication and guidance. Together, Jamie and Andrew have contributed many important insights, which have been instrumental in enabling Allena to expand its clinical-stage pipeline and pursue its vision of building a public, fully-integrated, patient-focused biopharmaceutcal company.”

About Allena Pharmaceuticals

Allena Pharmaceuticals, Inc. is a late-stage biopharmaceutical company dedicated to discovering, developing and commercializing first-in-class, oral biologic therapeutics to treat patients with rare and severe metabolic and kidney disorders. Allena’s lead product candidate, reloxaliase, is currently being evaluated in a pivotal Phase 3 clinical program for the treatment of enteric hyperoxaluria, a metabolic disorder characterized by markedly elevated urinary oxalate levels and commonly associated with kidney stones, chronic kidney disease and other serious kidney disorders. Allena is also developing ALLN-346 for the treatment of hyperuricemia in the setting of gout and advanced chronic kidney disease, with a Phase 1 multiple-ascending dose study and a Phase 2a program planned for 2021.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the future composition of the Board of Directors. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: market and other conditions, the timing for completion of Allena’s clinical trials of its product candidates, risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Allena’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from other companies developing products for similar uses; risk associated with Allena’s financial condition and its need to obtain additional funding to support its business activities, including the future clinical development of reloxaliase and its ability to continue as a going concern; risks associated with Allena’s dependence on third parties; and risks related to the COVID-19 coronavirus. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Allena’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Item 1A of Part I of Allena’s Annual Report on Form 10-k for the period ended December 31, 2020, as well as discussions of potential risks, uncertainties and other important factors in Allena’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Allena undertakes no duty to update this information unless required by law.

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